                                                                      Exhibit 20

REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF BANCFIRST OHIO CORP.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of BancFirst Ohio Corp. and its subsidiaries at December 31, 2001 and December 31, 2000, and the results of their operations and their cash flows for the three years then in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion

PricewaterhouseCoopers LLP
January 22, 2002

BANCFIRST OHIO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2001 AND 2000
(DOLLARS IN THOUSANDS)

                                                                                      DECEMBER 31,
                                                                              ----------------------------
                                                                                 2001             2000
                                                                              -----------      -----------
ASSETS:
Cash and due from banks (Note 3)                                              $    27,624      $    32,511
Federal funds sold                                                                    260           30,159
Securities held-to-maturity (approximate fair value of $9,693 and
$13,496 at December 31, 2001 and 2000, respectively) (Note 4)                       9,421           13,453
Securities available-for-sale, at fair value (Note 4)                             316,755          316,793
                                                                              -----------      -----------
         Total investment securities                                              326,176          330,246
                                                                              -----------      -----------
Loans (Notes 5 and 6)                                                           1,039,492        1,089,651
Allowance for possible loan losses                                                (10,610)         (10,150)
                                                                              -----------      -----------
         Net loans                                                              1,028,882        1,079,501
                                                                              -----------      -----------
Premises and equipment, net (Note 7)                                               17,744           18,385
Accrued interest receivable                                                         8,288           10,503
Goodwill and other intangibles, net of accumulated amortization of $8,343
and $6,548 at December 31, 2001 and 2000, respectively                             20,097           21,889
Other assets                                                                       42,383           36,407
                                                                              -----------      -----------
         Total assets                                                         $ 1,471,454      $ 1,559,601
                                                                              ===========      ===========

LIABILITIES:
Deposits (Note 8):
         Non-interest-bearing deposits                                        $    83,521      $    76,833
         Interest-bearing deposits                                              1,015,316        1,036,722
                                                                              -----------      -----------
           Total deposits                                                       1,098,837        1,113,555
Federal funds purchased (Note 9)                                                       --               --
Federal Home Loan Bank advances and other borrowings (Note 10)                    220,565          305,368
Company obligated mandatorily redeemable trust preferred
securities (Note 11)                                                               20,000           20,000
Accrued interest payable                                                            3,956            6,343
Other liabilities                                                                  11,590            7,193
                                                                              -----------      -----------
         Total liabilities                                                      1,354,948        1,452,459
                                                                              -----------      -----------
Commitments and contingencies (Notes 16, 18 and 20)
SHAREHOLDERS' EQUITY (NOTE 19):
Common stock, no par value 20,000,000 shares authorized:
  shares issued - 9,534,261 in 2001; 9,517,612 in 2000                             87,049           86,855
Retained earnings                                                                  49,820           38,898
Accumulated other comprehensive income (Note 22)                                   (2,372)          (1,782)
Less: 794,592 and 734,629 shares of common stock in treasury, at
cost, at December 31, 2001 and 2000, respectively                                 (17,991)         (16,829)
                                                                              -----------      -----------
Total shareholders' equity                                                        116,506          107,142
                                                                              -----------      -----------
         Total liabilities and shareholders' equity                           $ 1,471,454      $ 1,559,601
                                                                              ===========      ===========


   The accompanying notes are an integral part of the consolidated financial statements.

BANCFIRST OHIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                          DECEMBER 31,
                                                                       ------------------------------------------------
                                                                          2001               2000               1999
                                                                       ----------         ----------         ----------
Interest income:
         Interest and fees on loans                                    $   90,958         $   85,174         $   66,685
         Interest and dividends on securities:
           Taxable                                                         20,896             24,817             19,601
           Tax exempt                                                       1,367              1,626              1,789
         Other interest income                                              1,151                108                 39
                                                                       ----------         ----------         ----------
               Total interest income                                      114,372            111,725             88,114
                                                                       ----------         ----------         ----------
Interest expense:
         Time deposits, $100 and over                                      10,811             10,284              7,872
         Other deposits                                                    39,380             35,199             24,127
         Borrowings                                                        17,898             25,463             17,648
                                                                       ----------         ----------         ----------
              Total interest expense                                       68,089             70,946             49,647
                                                                       ----------         ----------         ----------
Net interest income                                                        46,283             40,779             38,467
Provision for possible loan losses (Note 6)                                 2,250              1,800              1,580
                                                                       ----------         ----------         ----------
  Net interest income after provision for possible loan losses             44,033             38,979             36,887
                                                                       ----------         ----------         ----------
Other income:
         Trust and custodian fees                                           2,519              2,620              2,508
         Financial planning fees                                              978              1,468                695
         Customer service fees                                              2,575              2,403              2,245
         Investment securities gains, net                                     316                240                318
         Gains on sale of loans                                             3,550              2,732              2,449
         Other                                                              4,084              3,658              2,538
                                                                       ----------         ----------         ----------
            Total other income                                             14,022             13,121             10,753
                                                                       ----------         ----------         ----------
Other expenses:
         Salaries and employee benefits                                    18,709             17,646             16,791
         Net occupancy expense                                              2,187              2,063              1,699
         Furniture and equipment expense                                    1,147              1,060                922
         Data processing expense                                            1,538              1,408              1,214
         Taxes other than income taxes                                      1,065                781                921
         Federal deposit insurance                                            213                198                279
         Amortization of goodwill                                           1,119                837                411
         Amortization of intangibles                                          676                938              1,000
         Other                                                              7,691              6,686              6,414
                                                                       ----------         ----------         ----------
              Total other expenses                                         34,345             31,617             29,651
                                                                       ----------         ----------         ----------
Income before income taxes                                                 23,710             20,483             17,989
Provision for federal income taxes (Note 14)                                7,659              6,552              5,685
                                                                       ----------         ----------         ----------
Net income                                                             $   16,051         $   13,931         $   12,304
                                                                       ==========         ==========         ==========

Basic earnings per share                                               $     1.83         $     1.67         $     1.50
                                                                       ==========         ==========         ==========

                                                                       ----------         ----------         ----------
Diluted earnings per share                                             $     1.82         $     1.66         $     1.50
                                                                       ==========         ==========         ==========

Weighted average number of shares outstanding                           8,759,541          8,363,494          8,183,912
                                                                       ==========         ==========         ==========


   The accompanying notes are an integral part of the consolidated financial statements.

BANCFIRST OHIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS)

                                                                                 ACCUMULATED
                                             COMMON STOCK                          OTHER                                  TOTAL
                                        -----------------------     RETAINED    COMPREHENSIVE  TREASURY  COMPREHENSIVE SHAREHOLDERS'
                                         SHARES        AMOUNT       EARNINGS       INCOME        STOCK       INCOME       EQUITY
                                        --------------------------------------------------------------------------------------------
Balance at December 31, 1998            8,444,061    $   64,096    $   27,892    $     (440)   $   (4,013)              $  87,535

Net income                                                             12,304             -                  $ 12,304      12,304
Other comprehensive income
(loss), net of tax                             --            --            --        (7,894)           --       (7,894)    (7,894)
                                                                                                             ---------
Comprehensive income                           --            --            --            --            --    $   4,410         --
                                                                                                             =========
Issuance of common shares                  92,735         2,220            --            --            --                   2,220
Purchase of 403,752 shares
 of common stock at cost                       --            --            --            --        (9,942)                 (9,942)
Treasury stock, 14,581 shares issued           --             2            --            --           284                     286
Cash dividend                                  --            --        (4,401)           --            --                  (4,401)
                                        ---------    ----------    ----------    ----------    ----------              ----------
Balance at December 31, 1999            8,536,796        66,318        35,795        (8,334)      (13,671)                 80,108
                                        ---------    ----------    ----------    ----------    ----------              ----------
Net income                                                             13,931                                $  13,931     13,931
Other comprehensive income,
net of tax                                     --            --            --         6,552            --        6,552      6,552
                                                                                                             ---------
Comprehensive income                           --            --            --            --            --    $  20,483         --
                                                                                                             =========
Issuance of common shares in
 connection with Milton acquisition       964,829        14,243            --            --            --                  14,243
Issuance of common shares                  15,987           287            --            --            --                     287
Purchase of 188,978 shares
 of common stock at cost                       --            --            --            --        (3,716)                 (3,716)
Treasury stock, 23,977 shares issued           --          (169)           --            --           558                     389
Stock dividend                                 --         6,176        (6,185)           --            --                      (9)
Cash dividend                                  --            --        (4,643)           --            --                  (4,643)
                                        ---------    ----------    ----------    ----------    ----------              ----------
Balance at December 31, 2000            9,517,612        86,855        38,898        (1,782)      (16,829)                107,142
                                        ---------    ----------    ----------    ----------    ----------              ----------
Net income                                                             16,051                                $  16,051     16,051
Other comprehensive income
(loss), net of tax                                                                     (590)                      (590)      (590)
                                                                                                             ---------
Comprehensive income                           --            --            --            --            --    $  15,461         --
                                                                                                             =========
Issuance of common shares                  16,649           250            --            --            --                     250
Purchase of 69,181 shares
of common stock at cost                        --            --            --            --        (1,373)                 (1,373)
Treasury stock, 9,218 shares issued            --           (56)           --            --           211                     155
Cash dividend                                  --            --        (5,129)           --            --                  (5,129)
                                        ---------    ----------    ----------    ----------    ----------              ----------
Balance at December 31, 2001            9,534,261    $   87,049    $   49,820    $   (2,372)   $  (17,991)             $  116,506
                                        =========    ==========    ==========    ==========    ==========              ==========

   The accompanying notes are an integral part of the consolidated financial statements.

BANCFIRST OHIO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
(DOLLARS IN THOUSANDS)

                                                                                                    DECEMBER 31,
                                                                                                    ------------
                                                                                         2001           2000           1999
                                                                                      ---------      ---------      ---------
Cash flow from operating activities:
  Net income                                                                          $  16,051      $  13,931      $  12,304
  Adjustments to reconcile net income to net cash provided by operations:
  Depreciation and amortization                                                           4,610          5,278          5,762
  Provision for possible loan losses                                                      2,250          1,800          1,580
  Deferred taxes payable                                                                    793          2,198           (179)
  Gains on sale of assets                                                                (3,877)        (3,083)        (3,027)
  Increase (decrease) in interest receivable                                              2,215         (1,136)          (982)
  Increase in other assets                                                               (8,475)        (4,721)        (2,902)
  Increase (decrease) in interest payable                                                (2,387)         1,350          1,108
  Increase (decrease) in other liabilities                                                2,162           (389)         1,327
  FHLB stock dividend                                                                    (1,485)        (1,435)        (1,002)
                                                                                      ---------      ---------      ---------
    Net cash provided by operating activities                                            11,857         13,793         13,989
                                                                                      ---------      ---------      ---------

Cash flows from investing activities:
  Decrease (increase) in federal funds sold                                              29,899        (29,976)           286
  Proceeds from maturities and sales of securities held-to-maturity                       4,000          7,356          5,906
  Proceeds from maturities and sales of securities available-for-sale                    80,108        152,498         95,721
  Purchase of securities available-for-sale                                             (76,995)       (28,043)      (117,143)
  Increase in loans, net                                                                (43,435)      (169,898)      (136,375)
  Acquisition of Chornyak                                                                    --             --         (2,050)
  Acquisition of Milton Federal Financial Corp., net of cash acquired                        --        (28,455)            --
  Purchase of equipment and other assets                                                 (1,384)        (1,902)        (3,308)
  Purchase of bank-owned life insurance                                                      --             --         (5,000)
  Proceeds from sale of assets                                                           96,681         51,874         64,969
                                                                                      ---------      ---------      ---------
  Net cash used in investing activities                                                  88,874        (46,546)       (96,994)
                                                                                      ---------      ---------      ---------

Cash flows from financing activities:
  Net increase (decrease) in deposits                                                   (14,718)       151,584          9,554
  Increase (decrease) in federal funds purchased                                             --        (24,100)        24,100
  Net increase (decrease) in Federal Home Loan Bank advances and other borrowings       (84,803)      (100,962)        44,648
  Issuance of Company obligated manditorily redeemable preferred securities                  --             --         20,000
  Cash dividends paid                                                                    (5,129)        (4,652)        (4,401)
  Purchase of treasury stock                                                             (1,373)        (3,716)        (9,942)
  Issuance of stock, net                                                                    405         14,919          2,506
                                                                                      ---------      ---------      ---------
    Net cash provided by financing activities                                          (105,618)        33,073         86,465
                                                                                      ---------      ---------      ---------
    Net increase (decrease) in cash and due from banks                                   (4,887)           320          3,460
Cash and due from banks, beginning of period                                             32,511         32,191         28,731
                                                                                      ---------      ---------      ---------
Cash and due from banks, end of period                                                $  27,624      $  32,511      $  32,191
                                                                                      =========      =========      =========

Supplemental cash flow disclosures:
  Income taxes paid                                                                   $   5,700      $   5,700      $   5,700
  Interest paid                                                                       $  70,476      $  69,596      $  48,539
Non cash transfers:
  Exchange of mortgage loans for mortgage-backed securities                           $      --      $  51,643      $      --

   The accompanying notes are an integral part of the consolidated financial statements.

BANCFIRST OHIO CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
 (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES:

         The following is a summary of the significant accounting policies followed in the preparation of the consolidated financial statements.

  Principles of Consolidation:

         The consolidated financial statements include the accounts of BancFirst Ohio Corp. (Company), its wholly-owned subsidiaries, The First National Bank of Zanesville (FNB) and BFOH Capital Trust I (the Trust) and its 90%-owned subsidiary, Bankers Title Services, Inc. (Bankers Title). The Trust is a special purpose subsidiary that was formed in October 1999 for the purpose of issuing $20,000 aggregate liquidation amount of capital securities (see Note 11). Bankers Title was formed in July 2000 for the purpose of selling title insurance policies. All significant inter-company accounts and transactions have been eliminated in consolidation.

  Investment Securities:

         Investment securities are classified upon acquisition into one of three categories: held-to-maturity, available-for-sale, or trading. Held-to-maturity securities are those securities that the Company has the positive intent and ability to hold to maturity and are recorded at amortized cost. Available-for-sale securities are those securities that would be available to be sold in the future in response to the Company's liquidity needs, changes in market interest rates, and asset-liability management strategies, among others. Available-for-sale securities are reported at fair value, with unrealized holding gains and losses excluded from earnings and reported as a separate component of other comprehensive income, net of applicable income taxes. At December 31, 2001 and 2000, the Company did not hold any trading securities.

         Gains and losses on the disposition of investment securities are accounted for on the completed transaction basis using the specific identification method.

  Income Recognition:

         Income earned by the Company and its subsidiaries is recognized on the accrual basis of accounting. The Company suspends the accrual of interest on loans when, in management's opinion, the collection of all or a portion of the interest has become doubtful. When a loan is placed on non-accrual, all previously accrued and unpaid interest deemed uncollectible is charged against either the loan loss reserve or the current period interest income depending on the period the interest was recorded. In future periods, interest will be included in income to the extent received only if complete principal recovery is reasonably assured.

  Loans Held for Sale:

         Loans held for sale are carried at the lower of aggregate cost or market value and are included with loans on the balance sheet.

  Loan Servicing Rights:

         The total cost of loans originated and sold or purchased is allocated between loans and servicing rights based on the relative fair values of each. The servicing rights are capitalized and amortized over the estimated servicing lives of the underlying loans. Amortization is calculated based on the estimated net servicing revenue, considering various factors including prepayment experience and market rates. Impairment of the carrying value of capitalized loan servicing rights is periodically evaluated by management in relation to the estimated fair value of those rights.

  Provision for Possible Loan Losses:

         The provision for possible loan losses charged to operating expense is based upon management's evaluation of potential losses in the current loan portfolio and past loss experience. In management's opinion, the provision is sufficient to maintain the allowance for possible loan losses at a level that adequately provides for potential loan losses.

         Loans considered to be impaired are reduced to the present value of expected future cash flows, and secured loans that are in foreclosure are recorded at the fair value of the underlying collateral securing the loan. The difference between the recorded investment in the loan and the impaired valuation is the amount of impairment. A specific allocation of the allowance for possible loan losses is assigned to such loans. If these allocations require an increase to the allowance, the increase is reported as bad debt expense.

  Derivative Contracts:

         Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133 (as amended by SFAS No. 138), "Accounting for Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments and for hedging activities. In accordance with the transition provisions of SFAS No. 133, the Company recorded a net-of-tax-cumulative-effect-type adjustment (loss) of $643 in accumulated other comprehensive income to recognize the fair value of all derivatives that were designated as cash-flow hedging instruments.

         With the adoption of SFAS No. 133, all derivatives are recognized on the balance sheet at their fair value. At the time a derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), (3) a foreign currency fair-value or cash-flow hedge ("foreign currency" hedge), (4) a hedge of a net investment in a foreign operation, or (5) "held for trading" ("trading" instruments). At December 31, 2001, the Company only has derivative contracts that are designated as "fair value" and "cash flow" hedges. Changes in the fair value of derivatives that are highly effective as and that are designated and qualify as hedges, are recorded in other comprehensive income. To the extent that such derivatives are not effective as hedges, changes in fair value are recorded in current income.

         The Company formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking hedge transactions. This process includes linking all derivatives that are designated as hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in the fair values or cash flows of hedged items. If and when it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, the Company will discontinue hedge accounting prospectively.

  Goodwill and Other Identified Intangibles:

         Intangible assets are amortized using straight-line and accelerated methods over the estimated remaining benefit periods which approximate 15 to 25 years for goodwill, 10 to 15 years for core deposit intangibles and 5 years for covenants not to compete.

  Premises and Equipment:

         Premises and equipment are carried at cost less accumulated depreciation and amortization. Depreciation expense is computed principally on the straight-line method over the estimated useful lives of the assets. Upon the sale or other disposition of assets, cost and related accumulated depreciation are removed from the accounts, and the resultant gain or loss is recognized. Maintenance and repairs are charged to operating expense while additions and betterments are capitalized.

  Other Real Estate Owned:

         Other real estate owned represents properties acquired through customers' loan defaults. Other real estate owned is stated at an amount equal to the loan balance prior to foreclosure plus cost incurred for improvements to the property, but not more than fair market value of the property. As of December 31, 2001 and 2000, other real estate owned was $3,511 and $466, respectively, and is included on the balance sheet in other assets.

  Investment in Subsidiaries (Parent Company Only):

         The Company's investment in subsidiaries represents the total equity of the Parent Company's wholly-owned subsidiaries, and its proportionate ownership in the total equity of Bankers Title, using the equity method of accounting for investments.

Common Stock:

         On September 21, 2000, the Company's Board of Directors declared a 5% stock dividend, payable October 31, 2000, to shareholders of record on October 10, 2000. All share and per share amounts have been retroactively adjusted to reflect this dividend.


  Earnings Per Common Share:

         Basic earnings per common share is computed on the basis of the weighted average number of shares outstanding during the period. Diluted earnings per common share is computed on the basis of the weighted average number of common shares adjusted for the dilutive effect of outstanding stock options or other common stock equivalents utilizing the treasury stock method. The weighted average number of shares outstanding for all periods has been adjusted to reflect the 5% stock dividend discussed above.

Stock Incentive Plans:

         The Company follows SFAS No. 123 "Accounting for Stock-Based Compensation" which encourages but does not require use of a fair value based accounting method for employee stock-based compensation arrangements. As permitted by the statement, the Company has elected to account for its stock incentive plan under APB Opinion No. 25 pursuant to which no compensation cost has been recognized related to stock options that have been granted.

  Statement of Cash Flows:

         For the purposes of presenting the statement of cash flows, the Company has defined cash and cash equivalents as those amounts included in the balance sheet caption "cash and due from banks."

  Use of Estimates in Financial Statements:

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates used in the preparation of the financial statements are based on various factors including the current interest rate environment and the general strength of the local economy. Changes in the overall interest rate environment can significantly affect the Company's net interest income and the value of its recorded assets and liabilities.

Comprehensive Income:

          Comprehensive income is the total of net income and all other non-owner changes in equity. The components of comprehensive income that the Company is required to report are unrealized holding gains (losses) on available-for-sale securities and unrealized gains (losses) on derivatives that qualify as hedges.

  Reclassification:

         Certain reclassifications have been made to prior period amounts to conform to the 2001 presentation.



     2.  MERGERS AND ACQUISITIONS:

         On September 5, 2001, the Company and UNB Corp. ("UNB") agreed to a combination structured as a merger of equals pursuant to the terms of an Agreement of Merger and Plan of Reorganization ("Agreement"). If consummated, the Company will merge into UNB and UNB will issue 1.325 shares of common stock in exchange for each share of the Company's common stock. Cash will be paid for any fractional shares. This merger has received the approval of the shareholders of both companies as well as all required regulatory approvals and is expected to be consummated on March 8, 2002. The Company and UNB have also entered into stock option agreements (the "Stock Option Agreements") pursuant to one of which UNB granted the Company the right, upon the terms and subject to the conditions set forth therein, to purchase up to 1,561,064 shares of UNB common stock at a price of $18.50 per share, and pursuant to the other of which the Company granted UNB the right, upon the terms and subject to the conditions set forth therein, to purchase up to 1,302,533 shares of the Company's common stock at a price of $20.95 per share. The number of shares subject to each of the Stock Option Agreements represents approximately 14.9% of the voting power of the holders of securities of each party in the election of directors of that party. The merger will be accounted for under the purchase method of accounting. For accounting purposes, the Company has been determined to be the acquirer and will record the fair market value of UNB's assets and liabilities in its financial statements. The difference between the purchase price of approximately $175,000 and the fair market value of the identified net assets will be recorded as goodwill. At December 31, 2001, UNB had total assets of $1,096,842, loans of $ 887,147, deposits of $ 819,488 and shareholders equity of $85,368. For the year ended December 31, 2001, UNB reported net income of $ 15,330.

         On June 20, 2000, the Company completed the acquisition of Milton Federal Financial Corporation ("Milton"). In connection with the acquisition, the Company issued 964,829 common shares having a total value of approximately $14,243 and paid cash of $14,073 to the Milton shareholders. The acquisition is being accounted for as a purchase. Accordingly, Milton's results of operations have been included from the date of acquisition. Total assets added from this acquisition approximated $259,194. The following summarizes the pro-forma results of operations for the years ended December 31, 2000 and 1999 as if Milton had been acquired at the beginning of each period presented:

                                                  YEAR ENDED DECEMBER 31
                                                       (UNAUDITED),
                                           ------------------------------------
                                                2000                 1999
                                           ----------------    ----------------
            Net interest income              $  44,017            $  45,742
            Net income                          14,575               13,807
            Basic earnings per share              1.65                 1.51
            Diluted earnings per share            1.65                 1.51


         On April 5, 1999, the Company acquired Chornyak & Associates, Inc. ("Chornyak"), a full service financial planning company, in a transaction accounted for under the purchase method of accounting for business combinations. Accordingly, the Company's consolidated financial statements include the operating results of Chornyak from the date of acquisition. In connection with this acquisition the Company issued 86,100 common shares having a total market value of $2,050 in exchange for all of the outstanding shares of Chornyak.

3. CASH AND DUE FROM BANKS:

         The Company is required to maintain average reserve balances with the Federal Reserve Bank. The average required reserve amounted to $2,500 and $6,799 at December 31, 2001 and 2000, respectively.

4.  INVESTMENT SECURITIES:

         The amortized cost and estimated fair value of investment securities are as follows:

                                                                       DECEMBER 31, 2001
                                                     -----------------------------------------------------
                                                                     GROSS         GROSS
                                                     AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                       COST          GAINS         LOSSES       FAIR VALUE
                                                     ---------     ---------      ---------      ---------
Securities Available-for-Sale:
U.S. Treasury securities                             $     250     $       4      $      --      $     254
Securities of other government agencies                  3,061            44             --          3,105
Obligations of states and political subdivisions        28,083            90           (743)        27,430
Corporate obligations                                   61,416           241         (4,779)        56,878
Mortgage-backed and related securities                 188,603         4,499           (535)       192,567
Other securities                                        36,633            12           (124)        36,521
                                                     ---------     ---------      ---------      ---------
                                                     $ 318,046     $   4,890      $  (6,181)     $ 316,755
                                                     =========     =========      =========      =========
Securities Held-to-Maturity:
Obligations of states and political subdivisions     $     857     $      22      $      --      $     879
Industrial revenue bonds                                   195            --             --            195
Mortgage-backed securities                               8,369           259             (9)         8,619
                                                     ---------     ---------      ---------      ---------
                                                     $   9,421     $     281      $      (9)     $   9,693
                                                     =========     =========      =========      =========


                                                                       DECEMBER 31, 2000
                                                     -----------------------------------------------------
                                                                     GROSS         GROSS
                                                     AMORTIZED    UNREALIZED     UNREALIZED     ESTIMATED
                                                       COST          GAINS         LOSSES       FAIR VALUE
                                                     ---------     ---------      ---------      ---------
Securities Available-for-Sale:
U.S. Treasury securities                             $     250     $       4      $      --      $     254
Securities of other government agencies                  1,566            56             --          1,622
Obligations of states and political subdivisions        24,489           128           (471)        24,146
Corporate obligations                                   61,444            35         (4,613)        56,866
Mortgage-backed and related securities                 203,156         2,909           (794)       205,271
Other securities                                        28,628             6             --         28,634
                                                     ---------     ---------      ---------      ---------
                                                     $ 319,533     $   3,138      $  (5,878)     $ 316,793
                                                     =========     =========      =========      =========
Securities Held-to-Maturity:
Obligations of states and political subdivisions     $   1,380     $      11      $      --      $   1,391
Industrial revenue bonds                                   414            --             --            414
Mortgage-backed securities                              11,659           114            (82)        11,691
                                                     ---------     ---------      ---------      ---------
                                                     $  13,453     $     125      $     (82)     $  13,496
                                                     =========     =========      =========      =========

         The amortized cost and estimated fair value of debt securities at December 31, 2001, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           DECEMBER 31, 2001
                                                           -----------------
                                                        AMORTIZED  ESTIMATED FAIR
                                                          COST         VALUE
                                                        --------     --------
Securities Available-for Sale
         Within one year                                $  7,762     $  7,737
         After one through five years                     17,435       17,454
         After five through ten years                      7,346        7,044
         After ten  years                                 60,267       55,432
                                                        --------     --------
                                                          92,810       87,667
         Mortgage-backed and related securities and
         non-maturity investments                        225,236      229,088
                                                        --------     --------
                                                        $318,046     $316,755
                                                        ========     ========

Securities Held-to-Maturity
         Within one year                                $    521     $    530
         After one through five years                        531          544
         After five through ten years                         --           --
         After ten years                                      --           --
                                                        --------     --------
                                                           1,052        1,074
         Mortgage-backed and related securities            8,369        8,619
                                                        --------     --------
                                                        $  9,421     $  9,693
                                                        ========     ========



         Proceeds from sales of securities during 2001, 2000 and 1999 were $18,835, $128,024 and $33,003, respectively. Gross gains of $341, $1,969 and
$376 and gross losses of $25, $1,729 and $58 were realized on sales in 2001, 2000 and 1999, respectively. Proceeds from sales of securities during 2000 include $2,425 from the sale of held-to-maturity securities that were sold in connection with investment portfolio restructuring activities following the Milton acquisition. Gross gains of $10 and gross losses of $10 were realized on such sales.

         Investment securities with a fair value of $213,368 at December 31, 2001 were pledged to secure public deposits, borrowings under term reverse repurchase agreements, Federal Home Loan Bank advances and for other purposes required by law.

5.  LOANS:

         The composition of the loan portfolio is as follows:

                                            DECEMBER 31,
                                        2001           2000
                                     ----------     ----------

          Commercial                 $   63,897     $   57,791
          Commercial real estate        432,840        392,836
          Commercial SBA                 41,693         37,127
          Real estate--mortgage         360,631        470,338
          Consumer                      140,431        131,559
                                     ----------     ----------
                                     $1,039,492     $1,089,651
                                     ==========     ==========


         Loans held for sale totaling $10,455 and $3,331 at December 31, 2001 and 2000, respectively, are included in the above totals. Also, at December 31, 2001 and 2000, loans serviced for others totaled $362,893 and $341,568, respectively.

         The Company has made loans to certain directors, executive officers, and their affiliates in the ordinary course of business. An analysis of the year ended December 31, 2001 activity with respect to these related party loans is as follows:


          Beginning balance               $ 2,253
          New loans                         1,230
          Repayments                         (911)
                                          -------
          Ending balance                  $ 2,572
                                          =======


         At December 31, 2001 and 2000, and for the years then ended, the recorded investment in loans considered to be impaired and interest income recognized related thereto was not material. Also, at December 31, 2001, restructured loans consisted of one loan with an outstanding principal balance of $2,814 that was restructured in May 1999. This loan is performing in accordance with its restructured terms.

6.  ALLOWANCE FOR POSSIBLE LOAN LOSSES:

         An analysis of activity in the allowance for possible loan losses is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                   ----------------------------------
                                                       2001         2000         1999
                                                   --------     --------     --------

          Balance at beginning of period           $ 10,150     $  7,431     $  6,643
             Acquired allowance for loan losses          --        1,773           --
             Provision charged to operations          2,250        1,800        1,580
             Loans charged off                       (2,564)      (1,344)      (1,570)
             Loan recoveries                            774          490          778
                                                   --------     --------     --------
                  Net charge-offs                    (1,790)        (854)        (792)
                                                   --------     --------     --------
          Balance at end of period                 $ 10,610     $ 10,150     $  7,431
                                                   ========     ========     ========

7.  PREMISES AND EQUIPMENT:

         Premises and equipment are summarized below:

                                                                 DECEMBER 31,
                                                            ------------------
                                                              2001       2000
                                                            -------    -------

          Land                                              $ 2,896    $ 2,896
          Buildings and improvements                         17,251     16,831
          Furniture, fixture and equipment                   13,586     12,611
                                                            -------    -------
                                                             33,733     32,338
          Less accumulated depreciation and amortization     15,989     13,953
                                                            -------    -------
          Premises and equipment, net                       $17,744    $18,385
                                                            =======    =======


         Total depreciation expense was $2,038, $1,838 and $1,589 for the years ended December 31, 2001, 2000 and 1999, respectively.


8.  DEPOSITS:

         A summary of deposits is as follows:


                                                 DECEMBER 31,
                                          ------------------------
                                             2001          2000
                                          ----------    ----------

          Demand, non-interest bearing    $   83,521    $   76,833
          Demand, interest bearing           213,855       130,870
          Savings                            124,428       116,427
          Time, $100 and over                194,364       208,107
          Time, other                        482,669       581,318
                                          ----------    ----------
                                          $1,098,837    $1,113,555
                                          ==========    ==========


9.  FEDERAL FUNDS PURCHASED:

         Federal funds purchased generally have one to four day maturities. The following table reflects the maximum month-end outstanding balance, average daily outstanding balances, average rates paid during the year, and the average rates paid at year-end for federal funds purchased:

                                                      YEAR ENDED DECEMBER 31,
                                                 -------------------------------
                                                  2001        2000        1999
                                                 -------     -------     -------

          Federal funds purchased:
          Average balance                        $   659     $ 8,409     $ 7,341
          Average rate                              4.00%       6.23%       5.48%
          Maximum month-end balance              $ 9,000     $31,500     $28,000
          Balance at year-end                    $    --     $    --     $24,100
          Average rate on balance at year-end         --%         --%       5.41%

10.  FEDERAL HOME LOAN BANK ADVANCES AND OTHER BORROWINGS:

         Federal Home Loan Bank (FHLB) advances and other borrowings are as follows:

                                                                                        DECEMBER 31,
                                                                                   --------------------
                                                                                     2001        2000
                                                                                   --------    --------

Term reverse repurchase agreements (average rate 5.44% in 2001; 5.48% in 2000)     $ 45,000    $ 50,000
FHLB advances (average rate 5.14% in 2001; 6.40% in 2000)                           168,565     247,368
Term debt with a financial institution (3.36% in 2001; 8.06% in 2000), due 2007       7,000       8,000
                                                                                   --------    --------
                                                                                   $220,565    $305,368
                                                                                   ========    ========

         Minimum annual retirements on borrowings for the next five years consisted of the following at December 31, 2001:

            MATURITY                 WEIGHTED AVERAGE   PRINCIPAL
         (PERIOD ENDING)              INTEREST RATE     REPAYMENT
         ---------------              -------------     ---------
               2002                       3.77%         $ 46,400
               2003                       5.83            40,500
               2004                       6.33            26,000
               2005                       6.84             6,000
               2006                       4.87             2,303
               2007 and thereafter        5.10            99,362
                                          ----          --------
               Total                      5.15%         $220,565
                                          ====          ========


         FHLB advances must be secured by eligible collateral as specified by the FHLB. Accordingly, the Company has a blanket pledge of its first mortgage loan portfolio as collateral for the advances outstanding at December 31, 2001 with a required minimum ratio of collateral to advances of 135%. Also, the Company's investment in FHLB stock of $22,950 at December 31, 2001 is pledged as collateral for outstanding advances.

         The term reverse repurchase agreements are with Salomon Brothers, Inc. under which the Company sold mortgage-backed and related securities classified as available-for-sale and with a fair value of $48,761 and $49,977 at December 31, 2001 and 2000, respectively. The reverse repurchase agreements have a weighted average maturity of 6.5 years at December 31, 2001 and 6.8 years at December 31, 2000. Also, such reverse repurchase agreements at December 31, 2001 are callable at the option of the counter-party.

         The term debt with a financial institution was obtained by the Company to partially fund the 1996 acquisition of County Savings Bank. Under terms of the loan agreement, as amended in 2000, the Company is required to make quarterly interest payments and annual principal payments of $1,000 which commenced September 30, 2001. The unpaid loan balance is due in full September 30, 2007. The loan agreement contains certain financial covenants which requires that (i) the Company maintain a minimum ratio of total capital to risk-weighted assets of 10%; (ii) each of the Company's banking subsidiaries, which represent greater than 10% of the Company's consolidated capital, maintain a minimum ratio of Tier 1 capital to risk-weighted assets of 6.0%, Tier 1 capital to average assets of 5.0% and total capital to risk-weighted assets of 10.0%; (iii) the Company maintain, on a consolidated basis, a minimum annualized return on average assets of not less than 0.75% ; and (iv) the Company maintain, on a consolidated basis, a ratio of non-performing loans to equity capital of less than 25.0% and a minimum ratio of allowance for possible loan losses to non-performing loans of 75.0%. The Company was in compliance with each of these covenants at December 31, 2001. Also, 67% of the stock of FNB collateralizes this borrowing at December 31, 2001.

11. COMPANY OBLIGATED MANDATORILY REDEEMABLE TRUST PREFERRED SECURITIES:

         On October 18, 1999, the Trust, a statutory business trust created under Delaware law, issued $20,000 of 9.875% Capital Securities, Series A ("Capital Securities") with a stated value and liquidation preference of $1 per share. The Trust's obligations under the Capital Securities issued are fully and unconditionally guaranteed by the Company. The proceeds from the sale of the Capital Securities of the Trust, as well as the proceeds from the issuance of common securities to the Company, were utilized by the Trust to invest in $20,619 of 9.875% Junior Subordinated Debentures (the "Debentures") of the Company. The Debentures are unsecured obligations and rank subordinate and junior to the right of payment to all indebtedness, liabilities and obligations of the Company. The Debentures represent the sole assets of the Trust. Interest on the Capital Securities is cumulative and payable semi-annually in arrears. The Company has the right to optionally redeem the Debentures prior to the maturity date of October 15, 2029, on or after October 15, 2009 at 104.938% (declining annually thereafter to 100% after October 15, 2019) of the stated liquidation amount, plus accrued and unpaid distributions, if any, to the redemption date. Under the occurrence of certain events, specifically a Tax Event, Investment Company Event or Capital Treatment Event as more fully defined in the BFOH Capital Trust I Prospectus dated October 13, 1999, the Company may redeem in whole, but not in part, the Debentures prior to October 15, 2009. Proceeds from any redemption of the Debentures would cause a mandatory redemption of the Capital Securities and the common securities having an aggregate liquidation amount equal to the principal amount of the Debentures redeemed.

         The Trust is a wholly owned subsidiary of the Company, has no independent operations and has issued securities that contain a full and unconditional guarantee of its parent, the Company. The Trust is exempt from the reporting requirements of the Securities Exchange Act of 1934.

12. RETIREMENT PLANS:

         The Company has a 401(k) Retirement Plan which covers substantially all employees with more than one year of service. The Company makes contributions to the plan pursuant to salary savings elections and discretionary contributions as set forth by the provisions of the plan. Employees direct the investment of account balances from plan alternatives. Operations have been charged $562, $633 and $561 for contributions to the plan for the years ended December 31, 2001, 2000 and 1999, respectively.

         The Company maintains an employee stock purchase plan whereby eligible employees and directors, through their plan contributions, may purchase shares of the Company's stock. Such shares are purchased from treasury stock at fair market value. Minimal expenses were incurred by the Company for the years ended December 31, 2001 and 2000, and 1999, in connection with the plan.

         The Company currently provides certain health care benefits for eligible retirees, using the accrual method of accounting for the projected costs of providing post retirement benefits during the period of employee service. At both December 31, 2001 and 2000, the recorded liability for post retirement benefits was $351. For the years ended December 31, 2001, 2000, and 1999, health care benefit costs for eligible retirees was $25, $26 and $34, respectively.

         Prior to 2001, the Company had a defined contribution plan that was phased out by the end of 2000. Contributions to the plan were based upon a predetermined percentage of the employees' base compensation. Expenses related to the plan for the years ended December 31, 2000 and 1999 were approximately $144 and $174, respectively.

13. STOCK INCENTIVE PLAN:

         The Company has adopted the 1997 Omnibus Stock Incentive Plan (the
Plan) which provides for the granting of stock options and other stock related awards to key employees. Under the Plan, 840,000 authorized but unissued or reacquired common shares are reserved for issuance. All options granted were at a price that equaled or exceeded the market value of the Company's common stock at the date of grant. The options vest ratably over four years and expire 20 years from the date of grant. No compensation expense was recognized in 2001, 2000 or 1999 related to the Plan. The summary of stock option activity is as follows:


                                                                WEIGHTED                                    WEIGHTED
                                         OPTIONS           AVERAGE EXERCISE         OPTIONS            AVERAGE EXERCISE
                                       OUTSTANDING               PRICE            EXERCISABLE                PRICE
                                      --------------     --------------------    ---------------     --------------------
December 31, 1998                           182,952              $     27.90             23,426              $     22.38
                                                                                 ===============     ====================
Options granted                             127,155                    24.88
Less:
Stock options exercised                       2,457                    22.38
Stock options forfeited                      21,750                    27.78
                                      --------------     --------------------
December 31, 1999                           285,900                    26.61             59,437              $     24.93
                                                                                 ===============     ====================
Options granted                             205,600                    16.29
Less:
Stock options forfeited                      32,779                    26.77
                                      --------------     --------------------
December 31, 2000                           458,721              $     21.97            116,097              $     25.63
                                                                                 ===============     ====================
Options granted                             204,530                    23.36
Less:
Stock options forfeited                      23,963                    20.49
                                      --------------     --------------------
December 31, 2001                           639,288              $     22.47            217,055              $     23.38
                                      ==============     ====================    ===============     ====================



         The following table summarizes information about stock options outstanding at December 31, 2001:

                                                       AVERAGE
                                                      REMAINING            AVERAGE EXERCISE                       AVERAGE EXERCISE
                                   OPTIONS        CONTRACTUAL LIFE         PRICE - OPTIONS         OPTIONS         PRICE - OPTIONS
EXERCISE PRICE RANGE             OUTSTANDING           (YEARS)                OUTSTANDING        EXERCISABLE         EXERCISABLE
----------------------------   ----------------   ------------------   ----------------------   --------------    -----------------
$13.00 to $20.00                       199,635                 19.0                 $  16.46           49,658           $    15.04
$20.01 to $25.00                       280,664                 19.2                    23.43           77,269                23.29
$25.01 to $30.00                       101,637                 17.1                    26.21           57,144                26.10
$30.01 to $35.00                        57,352                 17.0                    31.99           32,984                31.43
                               ----------------   ------------------   ----------------------   --------------    -----------------
Total                                  639,288                 18.6                 $  22.47          217,055           $    23.38
                               ================   ==================   ======================   ==============    =================

         For purposes of providing the pro forma disclosures required under SFAS No. 123, the fair value of the stock options granted in 2001, 2000 and 1999 was estimated at the date of grant using a Black-Scholes option pricing model. The weighted average assumptions used in the option pricing model were as follows:


                                                2001                 2000                1999
                                       -------------------- --------------------- --------------------
Risk-free interest rate                              4.47%                 5.03%    5.33% to 6.18%
Expected dividend yield                              2.59%                 3.54%             3.09%
Expected option life (years)                          5.0                   7.0               7.0
Expected volatility                                 31.47%                32.18%            30.39%


         For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. Had compensation cost for the Company been determined consistent with SFAS No. 123, income before extraordinary items, net income and basic and diluted earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been as follows:

                                               2001             2000              1999
                                       ----------------- ---------------- -----------------
Net income, as reported                       $  16,051        $  13,931         $  12,304
Pro forma net income                             15,609           13,545            11,927
Earnings per share, as reported:
     Basic                                         1.83             1.67              1.50
     Diluted                                       1.82             1.66              1.50
Pro forma earnings per share:
     Basic                                         1.78             1.62              1.46
     Diluted                                       1.77             1.62              1.46


         Also under the Plan, the Company adopted the 1997 Bonus Shares Program whereby eligible employees receiving annual bonus awards may elect to receive up to 50% of such awards in common shares of the Company ("bonus shares"). Employees who elect to receive bonus shares in lieu of cash will receive additional matching shares ("matching shares") from the Company equal to 50% of the bonus shares, provided that the employee is continuously employed by the Company and continuously owns the bonus shares for five years from the date of issuance of the bonus shares. Eligible employees elected to receive $360, $250 and $287 of their 2001, 2000 and 1999 bonuses, respectively, in bonus shares which resulted in the issuance of 15,017 shares in 2002, 16,649 shares in 2001 and 15,987 shares in 2000.

         In accordance with provisions of the Plan, upon a change in control, as defined in the Plan, all options outstanding at the time of such change in control fully vest. As a result, upon consummation of the merger with UNB discussed in Note 2, all outstanding options will fully vest and become 100% exercisable. Also, upon consummation of the merger with UNB, the Company has agreed to issue matching shares upon the sooner of an employee's termination of employment or five years from the date of issuance of bonus shares.

14. INCOME TAXES:

         The provision for income taxes is summarized below:

                                            YEAR ENDED DECEMBER 31,
                                        -----------------------------
                                           2001       2000       1999
                                        -------    -------    -------
          Current                       $ 6,866    $ 4,354    $ 5,825
          Deferred                          793      2,198       (140)
                                        -------    -------    -------
          Provision for income taxes    $ 7,659    $ 6,552    $ 5,685
                                        =======    =======    =======


         The following is a reconciliation of income tax at the federal statutory rate to the effective rate of tax on the financial statements:

                                                                  YEAR ENDED DECEMBER 31,
                                                                  -----------------------
                                                                   2001    2000     1999
                                                                   ----    ----     ----
          Tax at federal statutory rate                            35%      35%      35%
          Permanent differences:
          Tax-exempt interest, net of allowed interest expense     (2)      (3)      (3)
          Increase in cash surrender value of life insurance       (3)      (2)      (2)
          Amortization of intangibles and other                     2        2        2
                                                                 ----     ----     ----
          Effective tax rate                                       32%      32%      32%
                                                                 ====     ====     ====

         Deferred income taxes are recognized at prevailing income tax rates for temporary differences between financial statement and income tax bases of assets and liabilities. The components of the net deferred tax asset (liability) were as follows:

                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                              2001                  2000
                                                       ------------------------------------
Deferred tax assets arising from:
         Allowance for possible loan losses                 $  3,639              $  3,338
         Reserve for health insurance                            316                   235
         Amortization of intangibles                             719                   647
         Unrealized holding losses on securities                 450                   957
         Unrealized losses on derivatives                        825                    --
         Purchase accounting adjustments                         589                   977
         Other                                                   335                   343
                                                              ------               -------
              Total deferred tax assets                        6,873                 6,497
                                                              ------               -------
Deferred tax liabilities arising from:
         Gain on sale of loans                                 2,067                 1,846
         Deferred loan fees and costs                            237                   225
         FHLB stock dividends                                  2,726                 2,231
         Depreciation                                            329                   337
         Other                                                   639                   508
                                                              ------               -------
              Total deferred tax liabilities                   5,998                 5,147
                                                              ------               -------
Net deferred tax asset                                        $  875               $ 1,350
                                                              ======               =======

         The Company did not record a valuation allowance at December 31, 2001 and 2000 as the net deferred tax asset was considered more likely than not to be realizable based on the level of historical and anticipated future taxable income.

15. EARNINGS PER SHARE:

         The computation of earnings per share for the years ended December 31, 2001, 2000 and 1999 is as follows. All share amounts have been adjusted to give retroactive effect to the 5% stock dividend in 2000:

                                                                    2001          2000          1999
          Net income                                          $   16,051    $   13,931    $   12,304
                                                              ======================================

          Weighted average shares outstanding                  8,759,541     8,363,494     8,183,912

                                                              ======================================
          Basic earnings per share                            $     1.83    $     1.67    $     1.50
                                                              ======================================

          Weighted average shares outstanding                  8,759,541     8,363,494     8,183,912
          Diluted effect due to stock incentive plans             60,466        14,624         8,461
                                                              --------------------------------------
          Weighted average shares outstanding, as adjusted     8,820,007     8,378,118     8,192,373

                                                              ======================================
          Diluted earnings per share                          $     1.82    $     1.66    $     1.50
                                                              ======================================


16. LEASE COMMITMENTS:

         The Company leases equipment, land at two branch locations, and certain office space. One land lease has five renewal options for five years each and the other has a lease term until 2073.

         A summary of non-cancelable future operating lease commitments at December 31, 2001 follows:

              2002                         $     647
              2003                               577
              2004                               399
              2005                                37
              2006                                37
              2007 and thereafter                357
                                         ------------
                                           $   2,054
                                         ============


         Rent expense under all lease obligations, including month-to-month agreements, aggregated approximately $724, $760 and $539 for the years ended December 31, 2001, 2000 and 1999, respectively.

17. DERIVATIVES:

         The Company maintains an overall interest-rate risk-management strategy that incorporates the use of derivative instruments to minimize significant unplanned fluctuations in earnings that are caused by interest-rate volatility. The Company's goal is to manage interest-rate sensitivity by modifying the repricing or maturity characteristics of certain balance sheet assets and liabilities so that the net interest margin is not, on a material basis, adversely affected by movements in interest rates. As a result of interest rate fluctuations, hedged assets and liabilities will appreciate or depreciate in market value. The effect of this unrealized appreciation or depreciation will generally be offset by income or loss on the derivative instruments that are linked to the hedged assets or liabilities. The Company views this strategy as a prudent management of interest rate sensitivity, such that earnings are not exposed to undue risk presented by changes in interest rates.

         Derivative instruments that are used as part of the Company's interest rate risk management strategy include interest rate swaps and options contracts with indices that relate to the pricing of specific balance sheet liabilities. As a matter of policy, The Company does not use highly leveraged derivatives for interest rate risk management. Interest rate swaps generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Options represent contracts that allow the holder of the option to (1) receive cash or (2) purchase, sell or enter into a financial instrument at a specified price within a specified period of time.

         By using derivative instruments, the Company is exposed to credit and market risk. If the counter-party fails to perform, credit risk is equal to the extent of the fair value gain in a derivative. When the fair value of a derivative contract is positive, this generally indicates that the counter-party owes the Company, and, therefore, creates a repayment risk for the Company. When the fair value of a derivative contract is negative, the Company owes the counter-party and, therefore, it has no repayment risk. The Company minimizes the potential credit risk in derivative instruments by entering into transactions only with high quality counter-parties that are reviewed periodically by the Company's management and credit committee and also by entering into agreements that allow the "netting" of positive and negative exposures with the same counter-party.

         Market risk is the adverse effect that a change in interest rates or other market conditions has on the value of a financial instrument. The Company manages the market risk associated with derivative contracts by establishing and monitoring limits as to the types and degree of risk that might be undertaken. The Company's derivative activities are monitored by the Company's asset / liability committee and treasury function. The Company's asset / liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into the Company's overall interest rate risk management strategies.

         Interest rate swap contracts outstanding at December 31, 2001 have an estimated fair value of $ 2,122 and require the Company to pay a fixed rate of interest in return for receiving a variable rate of interest based on the three month LIBOR. The net expense associated with interest rate swap contracts was $1,264, $58 and $500 during 2001, 2000 and 1999, respectively, and is included with interest on borrowings. The following summarizes information with respect to swap contracts outstanding at December 31, 2001:

                                                               WEIGHTED-AVERAGE RECEIVE        WEIGHTED-AVERAGE PAY
         MATURITY                     NOTIONAL AMOUNT                     RATE                           RATE
----------------------------    --------------------------    --------------------------    -------------------------
2002                                            $  20,000                          2.50%                        6.29%
2005                                               15,000                          1.90                         7.23
2010                                               15,000                          1.90                         6.05
                                --------------------------    -------------------------     ------------------------
Total                                           $  50,000                          2.14%                        6.50%
                                ==========================    =========================     ========================

             The Company has also purchased equity-indexed options contracts based on the S&P 500 Index for the purpose of hedging the interest cost on a time deposit product that was offered during 2001. The interest to be paid on such deposits at maturity will be based on the increase in the S&P 500 index over the term of such deposits. At December 31, 2001, the Company holds 1,831 options with a strike price of $1.256 and an exercise date of May 31, 2006 and 618 options with a strike price of $1.134 and an exercise date of August 31, 2006. Such options have an estimated fair value of $ 609.

         The following table summarizes activity with respect to derivative instruments that are included in accumulated other comprehensive income for the year ended December 31, 2001:

                                                                BEFORE TAX      TAX EXPENSE       NET OF TAX
                                                                  AMOUNT         (BENEFIT)          AMOUNT
                                                                  ------         ---------          ------
Balance at beginning of period                                    $    --            $  --          $    --
Transition adjustment - unrealized depreciation of interest
rate swaps designated as hedges                                      (989)              346            (643)
Unrealized depreciation in fair value of interest rate
swaps designated as hedges                                         (1,133)              397            (736)
Unrealized depreciation in fair value of equity-indexed
options designated as hedges                                         (317)              111            (206)
Less reclassification adjustment - unrealized depreciation
included in income                                                     80               (28)             52
                                                                  --------           ------         --------
Balance at end of period                                          $(2,359)           $  826         $(1,533)
                                                                  ========           ======         ========



18.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK:

         In the normal course of business, the Company is party to financial instruments with off-balance-sheet risk, necessary to meet the financing needs of its customers. These financial instruments include loan commitments, and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

         The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The total amounts of financial instruments with off-balance-sheet risk are as follows:

                                                          DECEMBER 31,
                                                      2001             2000
                                                   ---------        ---------
      Financial instruments whose contract
       amounts represent credit risk:
      Loan commitments                             $ 120,160        $ 123,795
      Standby letters of credit                        3,049            1,652


         Since many of the loan commitments may expire without being drawn upon, the total commitment amount does not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management's credit evaluation of the counter-party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan commitments to customers.

         The Company offers credit cards in an agency capacity for another institution. Under certain circumstances, the credit cards are issued with recourse to the Company. The total of these credit lines with recourse to the Company was not material at December 31, 2001.

         In addition to the financial instruments with off-balance sheet risks, the Company has commitments to lend money which have been approved by the Small Business Administration's (SBA) 7(a) program. Such commitments carry SBA guarantees on individual credits ranging from 75% to 80% of principal balances. The total of such commitments at December

31, 2001 and 2000, were $3,925 and $8,064, respectively, with guaranteed principal by the SBA totaling $2,944 and $6,235, respectively.

         The Company has no significant concentrations of credit risk with any individual counter-party. The Company's lending is concentrated primarily in the State of Ohio market area.

19. SHAREHOLDERS' EQUITY AND REGULATORY CAPITAL REQUIREMENTS:

         The payment of dividends by FNB is subject to regulatory restrictions by regulatory authorities. These restrictions for national banks provide that dividends in any calendar year generally shall not exceed the total net profits of that year plus the retained net profits of the preceding two years. In addition, dividend payments may not reduce capital levels below minimum regulatory guidelines. At December 31, 2001, $563 of the retained earnings of FNB is available for the payment of dividends to the Company without regulatory agency approval.

         The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and its subsidiary must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off balance sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         Quantitative measures established by regulators to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the applicable regulations) to risk-weighted assets (as defined) and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Company meets all capital adequacy requirements to which it is subject.

         As of December 31, 2001, the most recent notifications from the various primary regulators of the Company and its subsidiary categorized each entity as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the institution's category.

         Actual capital amounts and ratios of the Company and FNB are as follows:

                                                                                                           To Be Well
                                                                                                       Capitalized Under
                                                                              For Capital Adequacy     Prompt Corrective
                                                              Actual                Purposes           Action Provisions
                                                              ------                --------           -----------------
                                                       Amount         Ratio    Amount        Ratio    Amount         Ratio
                                                      --------        -----   --------        ----   --------        -----
As of December 31, 2001:
         Total Capital (to Risk-Weighted Assets):
         Consolidated                                 $128,949        12.07%  $ 85,444        8.00%  $106,805        10.00%
         FNB                                           110,824        10.40     85,258        8.00%   106,572        10.00

Tier 1 Capital (to Risk-Weighted Assets):
         Consolidated                                  118,339        11.08     42,722        4.00     64,083         6.00
         FNB                                            90,214         8.47     42,629        4.00     63,943         6.00

Tier 1 Capital (to Average Assets):
         Consolidated                                  118,339         8.07     58,683        4.00     73,354         5.00
         FNB                                            90,214         6.15     58,647        4.00     73,309         5.00

20. FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The amounts provided below represent estimates of fair values at a particular point in time. Significant estimates regarding economic conditions, loss experience, risk characteristics associated with particular financial instruments and other factors were used for the purposes of this disclosure. These estimates are subjective in nature and involve matters of judgment. Therefore, they cannot be determined with precision. Changes in the assumptions could have a material impact on the estimates shown.

         While the estimated fair value amounts are designed to represent estimates of the amounts at which these instruments could be exchanged in a current transaction between willing parties, many of the Company's financial instruments lack an available trading market as characterized by willing parties engaging in an exchange transaction. In addition, with the exception of its available-for-sale securities portfolio, it is the Company's intent to hold its financial instruments to maturity and, therefore, it is not probable that the fair values shown will be realized.

         The value of long-term relationships with depositors (core deposit intangible) and other customers are not reflected in the estimated fair values. In addition, the estimated fair values disclosed do not reflect the value of assets and liabilities that are not considered financial instruments.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practical to make that value:

                           Cash and Due From Banks, Federal Funds Sold and Federal Funds Purchased --The carrying amount approximates fair value.

                           Investment Securities--Estimated fair values are based on quoted market prices, when available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

                           Loans--In order to determine the fair values for loans, the loan portfolio was segmented based on loan type, credit quality and repricing characteristics. For residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. For certain variable rate loans with no significant credit concerns and frequent repricings, estimated fair values are based on the carrying values. The fair values of other loans are estimated using discounted cash flow analyses. The discount rates used in these analyses are based on origination rates for similar loans. Where appropriate, adjustments have been made for credit and other costs so as to more accurately reflect market rates. The estimate of maturity is based on historical experience with repayments and current economic and lending conditions.

                           Deposits--The fair value of demand deposits, savings accounts and certain money market deposits with no stated maturity is equal to the amount payable on demand. The estimated fair value of fixed maturity certificates of deposit is based on discounted cash flow analyses using market rates currently offered for deposits of similar remaining maturities.

                           Federal Home Loan Bank advances and other borrowings -- The estimated fair value of Federal Home Loan Bank advances and other borrowings are based on discounted cash flow analyses using current rates for the same advances.

                           Company Obligated Mandatorily Redeemable Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Deferrable Interest Debentures of the Parent -- The estimated fair value is based on discounted cash flow analyses using current rates for similar borrowings.

                           Derivatives -- Estimated fair values are based on quoted market prices.
                           Commitments to Extend Credit and Stand-by Letters of Credit -- The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter-parties. The fair value of letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with counter-parties at the reporting date.


         The fair values of financial instruments were as follows:

                                                                     DECEMBER 31, 2001                  DECEMBER 31, 2000
                                                                     -----------------                  -----------------
                                                                  CARRYING           FAIR             CARRYING           FAIR
                                                                   AMOUNT            VALUE            AMOUNT             VALUE
                                                                   ------            -----            ------             -----
           Cash and due from banks                               $  27,624         $  27,624         $  32,511        $  32,511
           Federal funds sold                                          260               260            30,159           30,159
           Securities available-for-sale                           316,755           316,755           316,793          316,793
           Securities held-to-maturity                               9,421             9,693            13,453           13,496
           Loans, net of allowance for loan losses               1,028,882         1,050,428         1,079,501        1,077,256
           Demand and savings deposits                             421,804           421,804           324,130          324,130
           Time deposits                                           677,033           686,560           789,425          791,920
           Federal Home Loan Bank advances
            and other borrowings                                   220,565           227,059           305,368          307,249
           Company obligated manditorily
           redeemable trust preferred securities                    20,000            20,374            20,000           21,926
           Derivatives - asset (liability)                          (1,512)           (1,512)               --             (989)

21. PARENT COMPANY ONLY CONDENSED FINANCIAL INFORMATION:

         Parent Company only condensed financial information is as follows:


                             CONDENSED BALANCE SHEET


                                                                           DECEMBER 31,
                                                                           ------------
                                                                    2001                 2000
                                                              -----------------    -----------------
Assets:
  Cash                                                               $  23,482            $   3,069
  Investment in subordinated debt and repurchase
    agreement with subsidiary                                           10,000               10,000
  Investment in subsidiaries                                           109,058              119,720
  Intangible assets                                                         --                  400
  Other assets                                                           2,285                3,244
                                                              -----------------    -----------------
         Total assets                                                $ 144,825            $ 136,433
                                                              =================    =================
Liabilities and equity:
  Long-term borrowings                                               $   7,000            $   8,000
  Junior subordinated debentures due subsidiary                         20,619               20,619
  Other liabilities                                                        700                  672
                                                              -----------------    -----------------
  Total liabilities                                                     28,319               29,291
Shareholders' equity                                                   116,506              107,142
                                                              -----------------    -----------------
         Total liabilities and equity                                $ 144,825            $ 136,433
                                                              =================    =================




                          CONDENSED STATEMENT OF INCOME


                                                                            YEAR ENDED DECEMBER 31,
                                                                            ------------------------
                                                                      2001            2000            1999
                                                                   ------------    ------------    -----------
Dividends from subsidiaries                                           $ 28,060         $ 6,061       $ 13,000
Interest income                                                          1,051           1,072            133
Less:
Interest expense                                                         2,512           2,444            981
Operating expenses                                                       1,503           1,668          1,477
                                                                   ------------    ------------    -----------
Income before income tax and equity in
  earnings of subsidiaries                                              25,096           3,021         10,675
Federal income tax benefit                                               1,028           1,074            817
                                                                   ------------    ------------    -----------
Income before equity in earnings of subsidiaries                        26,124           4,099         11,492
Earnings of subsidiaries in excess of (less than) dividends            (10,073)          9,832            812
                                                                   ------------    ------------    -----------
Net income                                                            $ 16,051        $ 13,931       $ 12,304
                                                                   ============    ============    ===========

                        CONDENSED STATEMENT OF CASH FLOWS


                                                                                            YEAR ENDED DECEMBER 31,
                                                                                            ------------------------
                                                                                     2001             2000             1999
                                                                                  ------------     ------------     ------------
Cash flows from operating activities:
Net income                                                                           $ 16,051         $ 13,931          $12,304
Adjustments to reconcile net income to net cash provided by operations:
Amortization and depreciation                                                             476              669              633
(Increase) decrease in other assets                                                       883             (244)          (1,636)
Increase (decrease) in other liabilities                                                   28           (5,482)             495
Earnings less than (in excess of) dividends                                            10,073           (9,832)            (812)
                                                                                  ------------     ------------     ------------
Net cash provided by operating activities                                              27,511             (958)          10,984
                                                                                  ------------     ------------     ------------
Cash flows from investing activities:
Acquisition of Milton Federal Financial Corp.                                              --            4,661               --
Investment in subsidiaries                                                                 --          (23,195)          (2,669)
Decrease (increase) in subordinated debt and repurchase
  agreement with subsidiary                                                                --               --            4,000
                                                                                  ------------     ------------     ------------
Net cash provided by (used for) investing activities                                       --          (18,534)           1,331
                                                                                  ------------     ------------     ------------
Cash flows from financing activities:
Issuance of common stock                                                                  250           14,530            2,220
Increase (decrease) in long-term debt                                                  (1,000)           1,750           (7,500)
Issuance of junior subordinated debentures to subsidiary                                   --               --           20,619
Cash dividends paid                                                                    (5,129)          (4,652)          (4,401)
Purchase of treasury stock                                                             (1,373)          (3,716)          (9,942)
Treasury shares issued and other                                                          154              389              286
                                                                                  ------------     ------------     ------------
Net cash provided by (used in) financing activities                                    (7,098)           8,301            1,282
                                                                                  ------------     ------------     ------------
Net increase (decrease) in cash                                                        20,413          (11,191)          13,597
Cash, beginning of period                                                               3,069           14,260              663
                                                                                  ------------     ------------     ------------
Cash, end of period                                                                  $ 23,482          $ 3,069         $ 14,260
                                                                                  ============     ============     ============


         The Parent Company paid $5,700 for income taxes in each of the years ended December 31, 2001, 2000 and 1999, respectively, and $2,508, $2,494 and $623 for interest in 2001, 2000 and 1999, respectively.

22. COMPREHENSIVE INCOME:

         Other comprehensive income for the years ended December 31, 2001, 2000 and 1999 consists of the following:

                                                           2001          2000          1999
                                                         --------      --------      --------
Unrealized holding gains (losses) on available-
 for-sale securities arising during period               $  1,767      $ 10,320      $(11,826)
Transition adjustment - Unrealized losses on
interest rate swaps designated as hedges                     (989)           --            --
Unrealized losses on interest rate swaps designated
as hedges arising during period                            (1,133)           --            --
Unrealized losses on equity-indexed options
designated as hedges arising during period                   (317)           --            --
Tax (expense) or benefit                                      235        (3,612)        4,139
                                                         --------      --------      --------
Net of tax amount                                            (437)        6,708        (7,687)
                                                         --------      --------      --------
Less:
Reclassification adjustment for gains
on sales of securities included in net income                (316)         (240)         (318)
Reclassification adjustment for unrealized losses on
derivatives included in net income                             80            --            --
Tax expense                                                    83            84           111
                                                         --------      --------      --------
Net of tax amount                                            (153)         (156)         (207)
                                                         --------      --------      --------
Net other comprehensive income (loss)                    $   (590)     $  6,552      $ (7,894)
                                                         ========      ========      ========


23. SEGMENT REPORTING:

         The Company manages and operates two major lines of businesses: community banking and investment and funds management. Community banking includes lending and related services to businesses and consumers, mortgage banking, and deposit gathering. Investment and funds management includes trust services, financial planning services and retail sales of investment products. These business lines are identified by the entities through which the product or service is delivered.

         The reported line of business results reflect the underlying core operating performance within the business units. Parent and Other includes activities that are not directly attributed to the identified lines of business and is comprised of the parent company, its special purpose trust subsidiary, inter-company eliminations and significant non-recurring items of income and expense company-wide. Substantially all of the Company's assets are part of the community banking line of business. Selected segment information is included in the following table:

                                                            INVESTMENT
                                                COMMUNITY    AND FUNDS  PARENT AND
                                                 BANKING    MANAGEMENT    OTHER        TOTAL
                                                 -------     -------     -------      -------

2001:
Net interest income                              $47,674     $    10     $(1,401)     $46,283
Provision for possible loan losses                 2,250          --          --        2,250
                                                 -------     -------     -------      -------
Net  interest  income  after  provision  for
possible loan losses                              45,424          10      (1,401)      44,033
Non-interest income                               10,525       3,497          --       14,022
Non-interest expense                              29,746       3,097       1,502       34,345
                                                 -------     -------     -------      -------
Income (loss) before income taxes                 26,203         410      (2,903)      23,710
Income tax expense (benefit)                       8,502         185      (1,028)       7,659
                                                 -------     -------     -------      -------
Net income (loss)                                $17,701     $   225     $(1,875)     $16,051
                                                 =======     =======     =======      =======

2000:
Net interest income                              $42,080     $    10     $(1,311)     $40,779
Provision for possible loan losses                 1,800          --          --        1,800
                                                 -------     -------     -------      -------
Net  interest  income  after  provision  for
possible loan losses                              40,280          10      (1,311)      38,979
Non-interest income                                9,033       4,088          --       13,121
Non-interest expense                              27,164       2,761       1,692       31,617
                                                 -------     -------     -------      -------
Income (loss) before income taxes                 22,149       1,337      (3,003)      20,483
Income tax expense (benefit)                       7,127         504      (1,079)       6,552
                                                 -------     -------     -------      -------
Net income (loss)                                $15,022     $   833     $(1,924)     $13,931
                                                 =======     =======     =======      =======


24. NEW ACCOUNTING PRONOUNCEMENTS:

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations" and SFAS No. 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that all business combinations be accounted for using the purchase method. This statement applies to business combinations initiated after June 30, 2001. SFAS No. 142, which is effective January 1, 2002, changes financial accounting and reporting of acquired goodwill and other intangibles. In addition, the standard includes provisions for the reclassification of certain existing recognized intangibles such as goodwill, reassessment of the useful lives of existing recognized intangibles, reclassification of certain intangibles out of previously reported goodwill and the identification of reporting units for purposes of assessing potential future impairment of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test six months from the date of adoption. The Company estimates that the elimination of goodwill amortization expense will positively impact net income in 2002 by approximately $1,100. The Company has not yet determined what impact, if any, the goodwill impairment provisions may have on the Company's financial statements.

25. QUARTERLY FINANCIAL INFORMATION (UNAUDITED):

         The following is a summary of unaudited quarterly results of operations for the years ended December 31, 2001 and 2000:

                                          FIRST QUARTER    SECOND QUARTER   THIRD QUARTER    FOURTH QUARTER
                                          -------------    --------------   -------------    --------------
2001:
Interest income                               $30,284          $29,674          $27,972          $26,442
Net interest income                            11,073           11,471           11,623           12,116
Provision for possible loan losses                465              495              510              780
Income before income taxes                      5,715            5,919            6,021            6,055
Net income                                      3,848            3,962            4,050            4,191
Basic and diluted earnings per share          $   .44          $   .45          $   .46          $   .48

2000:
Interest income                               $24,055          $25,919          $30,794          $30,957
Net interest income                             9,611            9,593           10,824           10,751
Provision for possible loan losses                450              450              450              450
Income before income taxes                      4,449            4,578            5,729            5,727
Net income                                      3,074            3,147            3,842            3,868
Basic and diluted earnings per share          $   .39          $   .40          $   .44          $   .44